UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549
____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  April 30, 2010

Altair Nanotechnologies Inc.

(Exact Name of Registrant as Specified in its Charter)

Canada	1-12497	33-1084375
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

204 Edison Way
Reno, NV	89502
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code:
(801) 858-3750

N/A

(Former name, former address, and formal fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]      Written  communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]      Soliciting  material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]      Pre-commencement communications pursuant to Rule  13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

TABLE OF CONTENTS

Item 1.01	Entry into Material Definitive Agreement

Item 1.02	Termination of a Material Definitive Agreement

Item 9.01	Exhibits

SIGNATURES

EXHIBIT INDEX

EX. 10.1	Redemption Agreement

EX. 10.2	Definitive Agreement

EX. 10.3	License Agreement

EX. 99.1	Press Release

Item 1.01                      Entry into Material Definitive Agreement

On April 30, 2010, Altair Nanotechnologies Inc. (the “Company”) and The Sherwin-Williams Company (“Sherwin-Williams”) entered into a series of agreements among Altairnano, Inc., an indirect wholly-owned subsidiary of the Company (“Altairnano”), Sherwin-Williams and AlSher Titania transferring the Company’s 70% share of AlSher Titania LLC joint venture (“AlSher Titania”) to Sherwin-Williams. Sherwin-Williams will now own 100% of AlSher Titania. All previous agreements between Sherwin-Williams and the Company, Altairnano, Inc., Sherwin-Williams and AlSher Titania regarding the AlSher Titania Joint Venture are superseded. The agreements include a Redemption Agreement, a Definitive Agreement and a License Agreement.

The Redemption Agreement addresses the transfer of the shares of the Company-held shares of AlSher Titania to Sherwin-Williams and the release of certain obligations and liabilities of the parties.

The Definitive Agreement addresses the transfer and removal of certain equipment which belongs to AlSher Titania and is currently situated on Company property, termination of the agreements previously existing between AlSher Titania and the Company, as well as capping at $3,000,000 the amount of future payments from AlSher Titania to the Company based on AlSher Titania revenue and royalty payments.

The License Agreement provides an exclusive license to AlSher Titania to use the Company’s technology (including its hydrochloric pigment process) for the production of titanium dioxide pigment and other materials (other than in the fields of batteries, nanoelectrode materials and life sciences). The License Agreement also provides AlSher Titania the option to purchase the intellectual property for $2,000,000, exclusive of previously-paid royalties.

As part of the transaction, the Company enterend into an additional license agreement, a technical services agreement and toll manufacturing agreement, none of which are material to the Company at this time.

The description of the April 30, 2010 Agreement set forth above is, by its nature, a summary description and omits certain detailed terms set forth in the underlying agreement.  The summary set forth above is qualified by the terms and conditions of the agreements attached as Exhibit 10.1, 10.2 and 10.3 to this Current Report.

Item 1.02                      Termination of a Material Definitive Agreement

On April 24, 2007, Altair Nanotechnologies Inc. (the “Company”) and The Sherwin-Williams Company (“Sherwin”) entered into agreements related to the formation of Alsher Titania LLC, a Delaware limited liability company (“AlSher Titania”) (the “April 24, 2007 Agreeemnts”). AlSher Titania is a joint venture combining certain technologies of the Company and Sherwin in order to develop and produce titanium dioxide pigment for use in paint and coatings and nano titanium dioxide materials for use in a variety of applications. The April 24, 2007 Agreements were filed as exhibits to the Form 8K Current Report filed by the Compnay on April 30, 2007.

On April 30, 2010, Altair Nanotechnologies Inc. (the “Company”) and The Sherwin-Williams Company (“Sherwin-Williams”) entered into a series of agreements transferring the Company’s 70% share of AlSher Titania LLC joint venture (“AlSher Titania”) to Sherwin-Williams (the April 30, 2010 Agreements”). Sherwin-Williams will now own 100% of AlSher Titania. All of the April 24, 2007 Agreements between Sherwin-Williams, AlSher Titania and the Company regarding the AlSher Titania Joint Venture are terminated by and superseded by the April 30, 2010 Agreements. Pursuant to the April 30, 2010 Agreeemnts the Company is released without penalty from all obligations and liabilites which may have existed pursuant to the April 24, 2007 Agreements.

The description of the April 30, 2010 Agreement set forth above is, by its nature, a summary description and omits certain detailed terms set forth in the underlying agreement.  The summary set forth above is qualified by the terms and conditions of the agreements attached as Exhibit 10.1, 10.2 and 10.3 to this Current Report.

Item 7.01    Regulation FD Disclosure.

On May 3, 2010 the Company issued a press release entitled “Altairnano Transfers Interest in AlSher Titania Joint Venture to Sherwin-Williams,” a copy of which is attached hereto as Exhibit 99.1

The information set forth in this Item 7.01 and Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Securities Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01                      Financial Statements and Exhibits.

(d)             Exhibits.

10.1           Redemption Agreement

10.2           Definitive Agreement **

10.3           License Agreement

99.1           Press release issued by Altair Nanotechnologies, Inc. dated May 2, 2010 entitled “Altairnano Transfers Interest in AlSher Titania Joint Venture to Sherwin-Williams.”

** Certain confidential portions of this exhibit were omitted.  This exhibit, with the omitted information, has been filed separately with the SEC pursuant to an Application for Confidential Treatment under Rule 24b-2 under the Securities Exchange Act of 1934.

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Altair Nanotechnologies Inc.

Dated: May 4, 2010	By:	/s/ John Fallini
John Fallini, Chief Financial Officer